EXHIBIT 4.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF TRUST

     Pursuant to Title 12, § 3810(b)(1) of the Delaware Statutory Trust Act, Delphi Trust II, a Delaware statutory trust (the “Trust”) hereby executes the following Certificate of Amendment:

1. The name of the Trust is Delphi Trust II.

2. Article 2 of the Certificate of Trust shall be amended as follows:

     Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, 3rd Floor/OPS4 Newark, New Castle County, Delaware 19713

3. This Certificate of Amendment shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned Trustee has executed this Certificate of Amendment to the Certificate of Trust on the 20th day of November, 2003.

By:		/s/ Maria S. Roth

	Name:	Maria S. Roth
	Title:	VICE PRESIDENT